EXHIBIT 12-1

                               FOSTER WHEELER LTD.

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED

                                                                       6 months
                                                                         2001
                                                                         ----
EARNINGS:

Net earnings                                                           $  8,894
Taxes on income                                                           7,184
Total fixed charges                                                      46,736
Capitalized interest                                                       (315)
Capitalized interest amortized                                            1,211
Equity earnings of non-consolidated associated
     companies accounted for by the
     equity method, net of dividends                                        (85)
                                                                       --------

                                                                       $ 63,625
FIXED CHARGES:

Interest expense (includes dividend on
     preferred security of $7,875)                                     $ 40,137
Capitalized interest                                                        315
Imputed Interest on non-capitalized lease payment                         6,284
                                                                       --------

                                                                       $ 46,736

Ratio of Earnings to Fixed Charges                                         1.36
                                                                       ========



Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.

This calculation does not pertain to the fixed charge coverage ratio required by the amended and restated Revolving Credit Agreement covenants.